Exhibit 10.2
Description of Stock Grant to W. Douglas Parker
     On October 17, 2007, W. Douglas Parker was appointed as a director of Pinnacle West Capital Corporation (“Pinnacle West”), effective November 1, 2007. Under the Pinnacle West Capital Corporation 2007 Long-Term Incentive Plan (the “2007 Plan”), the Human Resources Committee of Pinnacle West’s Board of Directors approved a grant of 1,100 shares of Pinnacle West common stock to Mr. Parker, effective November 1, 2007. Pinnacle West’s non-employee directors are also eligible to receive an annual common stock grant under the 2007 Plan. As a condition to Mr. Parker being eligible to receive the 2008 annual common stock grant to non-employee directors, Mr. Parker must own at least 900 shares of Pinnacle West common stock on June 30, 2008 (which may include shares of Pinnacle West common stock to be received by Mr. Parker on November 1, 2007). Mr. Parker’s annual stock ownership requirement in connection with the annual common stock grant will increase by 900 shares per year thereafter (e.g., Mr. Parker must own at least 1,800 shares of Pinnacle West common stock on June 30, 2009 to be eligible for the 2009 annual common stock grant).